Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1999 Director Option Plan, Employee Stock Purchase Plan, and 1999 Stock Incentive Plan of Blue Coat Systems, Inc. of our report dated May 22, 2003, with respect to the consolidated financial statements and schedules of Blue Coat Systems, Inc. included in its Annual Report (Form 10-K) for the year ended April 30, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Walnut Creek, California

March 12, 2004